EXHIBIT 99.1

Plug Power Announces Third Quarter 2012 Financial Results

Company Updates 2012 Guidance

LATHAM, N.Y., Nov. 13, 2012 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today reported its financial results for the third quarter of 2012.

The deployment of GenDrive® units continued in the third quarter with shipments to customers such as Walmart, Procter & Gamble, BMW and Stihl. The order from Stihl, announced earlier this year, was delivered in less than six months, including the installation of the hydrogen fueling infrastructure. The Company now has over 3,000 units in the field sited at 33 different customer locations across North America. There are over 15,000 hydrogen re-fuelings performed each week on this installed base. Year-to-date shipments are double what they were during the same period in 2011.

Additionally, the Company has achieved a significant milestone in reduction of its product costs. The Company's new product platforms have a material cost that is now 60% of the product's price, a key indicator of the potential long term profitability of Plug Power.

"Plug Power has certainly seen success in the third quarter, but we also encountered a number of product quality challenges," said Andy Marsh, CEO of Plug Power.  "These issues have been technically addressed and implementation will be significantly completed by year end. Most of the higher product costs for the quarter are associated with these quality issues."

These challenges have affected the timing on several orders and have increased our costs for the year. As a result, Plug Power is adjusting its guidance for 2012 to the following:

  From $30M-$35M range in product and service revenue to $26M-$30M total revenue range
  From $17M-$19M EBITDAS loss range to $27M-$29M loss range

Marsh continued, "We have a large market opportunity, a supportive customer base and a solid, stable, cost effective product platform. These have always been the key ingredients for our business and we are well positioned to be successful in 2013 and beyond."

Financial Results

Net loss for the third quarter of 2012 was $10.3 million, or $0.27 per share on a basic and diluted basis. This compares with a net loss of $6.3 million, or $0.28 per share, for the third quarter of 2011.

Total revenue for the third quarter of 2012 was $4.8 million, comprised of $4.3 million for product and service revenue and $0.5 million for research and development (R&D) contract revenue. This compares to total revenue of $5.5 million in the third quarter of 2011, which was comprised of $4.3 million for product and service revenue, $1.0 million for R&D contract revenue, and $0.2 million for licensed technology revenue.

The Company shipped 186 units during the third quarter of 2012 compared to 195 units in the third quarter of 2011. Additionally, the Company shipped 245 units during the third quarter of 2012 to a customer site in connection with a customer lease that is not yet complete.

Total cost of revenue for the third quarter of 2012 was $11.7 million, comprised of $10.9 million for cost of product and service revenue and $0.8 million for cost of R&D contract revenue. This compares to total cost of revenue of $9.3 million in the third quarter of 2011, which was comprised of $7.6 million for cost of product and service revenue and $1.7 million for cost of R&D contract revenue.

R&D expenses for the third quarter of 2012 were $1.3 million compared with $1.5 million for the third quarter of 2011. Selling, general and administrative (SG&A) expenses were $3.1 million for the third quarter of 2012 compared with $3.6 million for the third quarter of 2011. Additionally, $0.6 million was expensed for amortization of intangible assets during the third quarter of 2012 and 2011.

Cash and Liquidity

Net cash used in operating activities for the third quarter of 2012 was $7.1 million. Plug Power had cash and cash equivalents of $9.5 million and net working capital of $15.6 million at September 30, 2012. This compares to $13.9 million and $22.5 million, respectively, at December 31, 2011.

The accompanying consolidated financial information and reconciliation tables provide additional information on the Company's year-to-date performance as it relates to milestones previously announced.

Conference Call

Plug Power has scheduled a conference call on November 13, 2012 at 10:00 am ET to review the Company's results for the third quarter of 2012. Interested parties are invited to listen to the conference call by calling 877.407.8291 or 201.689.8345 for international participants.

The webcast can be accessed by going directly to the Plug Power Web site (www.plugpower.com) and selecting the conference call link on the home page. A playback will be available online for a period following the call.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power is revolutionizing the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for Plug Power's key accounts, including Walmart, Sysco, P&G and Mercedes.  With more than 3,000 GenDrive units deployed to material handling customers, accumulating over 8.5 million hours of runtime, Plug Power manufactures tomorrow's incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond our control and that may cause our actual results to differ materially from the expectations in our forward-looking statements including, but not limited to: the risk that we continue to incur losses and might never achieve or maintain profitability, the risk that we expect we will need to raise additional capital to fund our operations and such capital may not be available to us; our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders; the risk that our continued failure to comply with NASDAQ's listing standards may severely limit our ability to raise additional capital; the cost and timing of developing our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our GenDrive systems; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to improve system reliability for our GenDrive systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; and other risks and uncertainties discussed, but are not limited to, those set forth in (i) "Item IA-Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission ("SEC") on March 30, 2012 and (ii) in our quarterly report on Form 10-Q for the quarter ended June 30, 2012 filed with the SEC on August 14, 2012, as well as in the other reports we file from time to time with the SEC.  We do not intend to, and undertake no duty to; update any forward-looking statements as a result of new information or future events.

Plug Power Inc.
Financial Highlights

Balance Sheets (Dollars in thousands):
(unaudited)
	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$ 9,461	$ 13,857
Accounts receivable	7,661	13,389
Inventory	13,005	10,355
Prepaid expenses and other current assets	1,553	1,894

Total current assets	31,680	39,495

Property, plant and equipment, net	7,404	8,687
Note receivable	586	--
Intangible assets, net	5,897	7,474

Total assets	$ 45,567	$ 55,656

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 5,542	$ 4,669
Accrued expenses	2,075	3,173
Product warranty reserve	2,969	1,211
Borrowings under line of credit	1,000	5,405
Deferred revenue	4,176	2,505
Other current liabilities	334	80

Total current liabilities	16,096	17,043

Common stock warrant liability	1,594	5,321
Deferred revenue	3,568	3,037
Other liabilities	1,264	1,219

Total liabilities	22,522	26,620

Stockholders' equity	23,045	29,036

Total liabilities and stockholders' equity	$ 45,567	$ 55,656

Statements of Operations (Dollars in thousands):	Three months ended September 30,		Nine months ended September 30,
(unaudited)
	2012	2011	2012	2011
Revenue
Product and service revenue	$ 4,274	$ 4,313	$ 18,712	$ 11,928
Research and development contract revenue	502	994	1,475	3,342
Licensed technology revenue	--	163	--	489
Total revenue	4,776	5,470	20,187	15,759

Cost of revenue and expenses
Cost of product and service revenue	10,850	7,566	28,552	19,187
Cost of research and development contract revenue	791	1,695	2,390	5,506
Research and development expense	1,285	1,479	4,090	3,648
Selling, general and administrative expense	3,053	3,606	10,556	11,051
Gain on sale of leased assets	--	(673)	--	(673)
Amortization of intangible assets	578	585	1,727	1,755

Operating loss	(11,781)	(8,788)	(27,128)	(24,715)

Interest and other income and net realized losses from available-for-sale securities	80	100	171	221
Change in fair value of warrant liability	1,435	2,414	3,727	4,205
Interest and other expense and foreign currency gain (loss)	(59)	(17)	(158)	3

Net loss	$ (10,325)	$ (6,291)	$ (23,388)	$ (20,286)

Loss per share: Basic and diluted	$ (0.27)	$ (0.28)	$ (0.71)	$ (1.16)

Weighted average number of common shares outstanding	37,977,052	22,676,114	33,107,175	17,441,767

Plug Power Inc.
Reconciliation of Non-GAAP financial measures

Reconciliation of Reported Net loss to EBITDAS

	Three months ended September 30,		Nine months ended September 30,

	2012	2011	2012	2011

Operating loss, as reported	$ (11,781)	$ (8,788)	$ (27,128)	$ (24,715)

Stock based compensation	478	599	1,500	1,602
Depreciation and amortization	1,062	1,131	3,186	3,355

EBITDAS	$ (10,241)	$ (7,058)	$ (22,442)	$ (19,758)

EBITDAS is defined as operating income (loss), as adjusted for depreciation and amortization expense and charges for equity compensation. EBITDAS is a non-GAAP measure of our financial performance and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Reconciliation of Gross margin percentage to Adjusted gross margin percentage

	Three months ended September 30,		Nine months ended September 30,

	2012	2011	2012	2011

Product and service revenues, as reported	$ 4,274	$ 4,313	$ 18,712	$ 11,928

Deferred revenue recognized in the reporting period	(166)	(279)	(1,744)	(1,081)
Current invoiceable value of shipments, recorded to deferred revenue	673	588	3,328	1,114

Product and service revenues, as adjusted	$ 4,781	$ 4,622	$ 20,296	$ 11,961

Cost of product and service revenue	$ 10,850	$ 7,566	$ 28,552	$ 19,187

Gross margin percentage	(153.9%)	(75.4%)	(52.6%)	(60.9%)

Adjusted gross margin percentage	(126.9%)	(63.7%)	(40.7%)	(60.4%)

Gross margin percentage is a financial ratio used to indicate the relationship between cost of product and service revenue and product and service revenue. We use the term adjusted gross margin percentage to refer to product and service revenue, as adjusted, less total cost of product and service revenue as a percentage of product and service revenue, as adjusted. This non-GAAP financial measure allows management to view gross margin percentage as if revenue had been fully recognized upon invoicing. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate short-term and long-term profitability trends.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.

Plug Power Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended
	September 30,
	2012	2011
Cash Flows From Operating Activities:
Net loss	$ (23,388)	$ (20,286)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,459	1,600
Amortization of intangible asset	1,727	1,755
Loss on disposal of property, plant and equipment	58	309
Stock-based compensation	1,500	1,602
Gain sale of leased assets		(673)
Realized loss on available-for-sale securities	--	22
Change in fair value of warrant liability	(3,727)	(4,205)
Changes in assets and liabilities:
Accounts receivable	5,728	(1,029)
Inventory	(2,650)	5,303
Prepaid expenses and other current assets	342	(180)
Issuance of note receivable	(586)	--
Accounts payable, accrued expenses, product warranty reserve and other liabilities	1,788	(2,915)
Deferred revenue	2,201	(456)
Net cash used in operating activities	(15,548)	(19,153)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(292)	(1,156)
Restricted cash		525
Proceeds from sale of leased assets		673
Proceeds from disposal of property, plant and equipment	58	45
Proceeds from maturities and sales of available-for-sale securities	--	10,399
Net cash (used in) provided by investing activities	(234)	10,486

Cash Flows From Financing Activities:
Purchase of treasury stock	--	(158)
Proceeds from issuance of common stock	17,192	22,584
Stock issuance costs	(1,403)	(1,891)
Proceeds (repayment) from borrowings under line of credit	(4,405)	--
Principal payments on long-term debt	--	(10)
Net cash provided by financing activities	11,384	20,525

Effect of exchange rate changes on cash	2	(11)
Increase in cash and cash equivalents	(4,396)	11,847
Cash and cash equivalents, beginning of period	13,857	10,955

Cash and cash equivalents, end of period	$ 9,461	$ 22,802
CONTACT: Media Contact:
         Reid Hislop
         Plug Power Inc.
         Phone: (518) 782-7700 ext. 1360
         media@plugpower.com

         Investor Relations Contact:
         Cathy Yudzevich
         Plug Power Inc.
         Phone: (518) 782-7700 ext. 1448
         investors@plugpower.com